EXHIBIT 3.1

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

ARTICLES OF AMENDMENT

Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5.1 of Article V of the charter of the Corporation (the “Charter”) is hereby amended to increase the number of Shares (as defined therein) that the Corporation has authority to issue to 610,000,000, the number of Common Shares (as defined therein) that the Corporation has authority to issue to 510,000,000 and the number of Class A Shares (as defined therein) that the Corporation has authority to issue to 185,000,000.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 600,000,000 shares, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share, 175,000,000 of which were classified as Class A Common Stock, 175,000,000 of which were classified as Class T Common Stock, 75,000,000 of which were classified as Class I Common Stock and 75,000,000 of which were classified as Class T2 Common Stock, and 100,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $6,000,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 610,000,000 shares, consisting of 510,000,000 shares of Common Stock, $0.01 par value per share, 185,000,000 of which are classified as Class A Common Stock, 175,000,000 of which are classified as Class T Common Stock, 75,000,000 of which are classified as Class I Common Stock and 75,000,000 of which are classified as Class T2 Common Stock, and 100,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $6,100,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the MGCL.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Chief Financial Officer on this 12 day of December, 2019.

ATTEST:	CARTER VALIDUS MISSION CRITICAL REIT II, INC.

/s/ Kay C. Neely	By:	/s/ Michael A. Seton
Name: Kay C. Neely		Name: Michael A. Seton
Title: Chief Financial Officer		Title: Chief Executive Officer